Exhibit 99.1

ENVIROKARE TECH, INC. ANNOUNCES PRODUCTION ARRANGEMENT FOR LRM INDUSTRIES, LLC™ WITH EASTERN RAIL CORPORATION

New York, New York – December 12, 2008 - ENVIROKARE TECH, INC. (OTCBB: ENVK) announced that LRM Industries, LLC™, the Company's 50 percent owned joint venture interest, has been selected by Eastern Rail Corporation to manufacture thermoplastic composite infrastructure components for the nation's railways.  LRM's proprietary, totally-automated TPF ThermoPlastic Flowforming™ process will be used to mold long-fiber reinforced thermoplastic components for a durable replacement of aging or damaged railway structures made of wood, steel or traditional fiberglass.

Mold production has been commissioned by Easter Rail for the first contracted program phase, and LRM will commence with component manufacturing in early 2009.  This first program will include safety cover boards and side plates for the third, or "hot", rail on electric rail systems.

LRM's TPF ThermoPlastic Flowforming™ technology allows for part production with very little trim and waste, and all excess material is recycled back into part production.  This environmentally responsible closed-loop process extends to final products which are totally recyclable.

Mickey Morales, President of Eastern Rail Corporation commented, "LRM is an innovative, leading-edge company with a unique technology and state-of-the-art facility.  They are an ideal partner for providing us with strong, durable infrastructure components for our country's railway systems."

LRM and Eastern Rail are in the design phase for additional major programs to be produced in 2009.

Company Information

Eastern Rail Corporation is a certified DBE company serving the nation's railway systems and is a member of the U.S. Green Building Council.  Located in Miami, Florida, the minority-owned company has extensive experience in railway systems repair, maintenance and component design.

LRM Industries, LLC™ is a joint venture company of NOVA Chemicals Inc. (NCX) and Envirokare Tech, Inc. (ENVK).  LRM was established to commercialize the TPF ThermoPlastic Flowforming™ technology, a radically new and award-winning process technology for producing large, feature-rich, long-fiber reinforced thermoplastic composite parts in one fully-automated molding operation.  With the TPF ThermoPlastic Flowforming™ and the new Sheetless ThermoForming™ technology, LRM enables new innovative applications and designs in the use of plastics and thermoplastic composites to produce very large unitary structures where, to-date, production of these types of parts have been viewed as being cost prohibitive to manufacture or lacking in strength and structural integrity.

# # #

Envirokare, through its joint venture interest in LRM Industries LLC™, is developing state-of-the-art TPF ThermoPlastic Flowforming™ technology, which produces proprietary long-fiber reinforced and nonreinforced thermoplastic products.  TPF ThermoPlastic Flowforming™ is an emerging process technology for the low pressure, fully automated molding of long-fiber-reinforced ("LFRT") and nonreinforced thermoplastic large structural parts providing enhanced mechanical properties through, with respect to LFRT parts, the randomization and preservation of fiber length in molded parts.  LFRT and nonreinforced molded products represent two of the fastest growing segments of the worldwide molded plastics market, with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments.  The worldwide market for LFRT and nonreinforced products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future.  The enhanced mechanical properties of TPF ThermoPlastic Flowforming™  molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make TPF ThermoPlastic Flowforming™  patented technology a strong contender for this multi-billion pound opportunity.

Envirokare welcomes inquiries regarding their products and programs.  Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").  In particular, when used in the preceding discussion, the words "will be," "will commence," "to be produced," and similar expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act.